EXHIBIT 10.37



April 15, 2002


Mr. Rob Chmiel
Brilliant Digital Entertainment, Inc.
6355 Topanga Canyon Blvd.
Suite 120
Woodland Hills, CA 91367

Dear Rob,

Please consider this letter as an agreement whereby mPRm Public Relations has been retained to perform public relations for ALTNET on behalf of BRILLIANT DIGITAL ENTERTAINMENT, INC. ("CLIENT").

Per our conversation, as compensation for our services, it is agreed that the fee for public relations by MPRM on behalf of BRILLIANT DIGITAL ENTERTAINMENT, INC. is to be billed as follows: first month to be billed at Seven Thousand Five Hundred Dollars ($7,500.00), second month at Ten Thousand Dollars ($10,000.00) and last four months at Fifteen Thousand Dollars ($15,000.00). The contract period is from April 15, 2002 and continues through October 15, 2002, with an option to continue if both parties agree.

All fees are payable at the beginning of each month. MPRM and BRILLIANT DIGITAL ENTERTAINMENT, INC. reserve the right to terminate this agreement by giving Thirty (30) days prior written notice, provided that if the effective date of such termination is on a date other than on the last day of a month, the foregoing compensation shall be pro-rated accordingly. Any changes to the terms of this agreement will also require Thirty (30) days prior written notice.

Out-of-pocket expenses will not exceed Five Hundred Dollars ($500.00) a month, with no single expense in excess of Three Hundred Dollars ($300.00) being made without prior approval by BRILLIANT DIGITAL ENTERTAINMENT, INC. We add a ten-percent service charge for outside vendor expenses if they are unable to bill you directly. MPRM agrees to provide reasonable documentation to support all out-of-pocket expenses billed to BRILLIANT DIGITAL ENTERTAINMENT, INC.

MPRM cannot independently verify factual material supplied by BRILLIANT DIGITAL ENTERTAINMENT, INC. for the BRILLIANT DIGITAL ENTERTAINMENT, INC. surrogates, and therefore BRILLIANT DIGITAL ENTERTAINMENT, INC. will indemnify and hold harmless MPRM for any outside attorney's fees, claim, loss, damage, expenses or other actual legal liabilities incurred by MPRM stemming from information, representations, reports, news releases or other material prepared by MPRM based upon factual materials supplied directly by BRILLIANT DIGITAL ENTERTAINMENT, Inc. MPRM further agrees that it will hold in confidence and trust and will not make use of, disseminate, or in any way circulate any confidential information of BRILLIANT DIGITAL ENTERTAINMENT, INC. which is supplied to MPRM and/or its subcontractors or obtained in writing, orally or by observation by MPRM, except to the extent necessary for negotiations, discussions, or consultations with personnel or authorized representatives of BRILLIANT DIGITAL ENTERTAINMENT, INC. in connection with the performance of consulting services by MPRM under this Agreement, or otherwise as authorized by BRILLIANT DIGITAL ENTERTAINMENT, INC.

If this agreement meets with your approval, please sign, return the original, and retain the copy for your files.

Best regards,



Rachel McCallister
RMC/ar

cc:      Mark Pogachefsky
         Karen DeMarco
         Paul Breton



ACCEPTED AND AGREED TO:                     ACCEPTED AND AGREED TO:


By  /S/ ROB CHMIEL                          By  /S/ RACHEL MCCALLISTER
   ----------------------------------          ---------------------------------
Rob Chmiel                                  Rachel McCallister
Brilliant Digital Entertainment, Inc.
         mPRm Public Relations